Exhibit 99.1

TopBuild Announces CFO Retirement and Succession Plan

DAYTONA BEACH, September 28, 2021 — TopBuild Corp. (NYSE:BLD), the leading installer and distributor of insulation and building material products in the United States, announced that after a more than 42-year career in finance and over six years with TopBuild, John Peterson, will be retiring from his position as Vice President and Chief Financial Officer of the Company effective March 31, 2022.  At that time, Robert (“Rob”) Kuhns, Vice President and Corporate Controller, will assume the CFO position.

“I want to thank John for his leadership and many contributions to TopBuild,” said Robert Buck, President and CEO of TopBuild. “John and I have worked together for over 11 years, and I couldn’t have had a better business partner and teammate. John has played a key role in TopBuild’s growth and success and has built an outstanding track record of creating strategic value for our stakeholders.  On behalf of the Board of Directors and the TopBuild team, I wish John all the best as he enters the next chapter of his life which includes more time with his family. His mark on TopBuild will always be held in the highest regard.”

“We are extremely fortunate to have Rob Kuhns ready to serve as our new chief financial officer,” Buck added.  “With a strong and broad finance background and having been with TopBuild in his current role since 2018, Rob is ideally suited to succeed John.  They have worked closely together over the past three years and Rob will continue John’s disciplined and conservative stewardship of our solid balance sheet, accounting practices and financial systems.  We expect a seamless transition.”

Kuhns joined TopBuild in July 2018 as Vice President, Controller. Prior to joining TopBuild, he worked at Mohawk Industries for eleven years in a number of roles including Senior Director/Assistant Controller, Senior Director of International Finance and Division Controller. Prior to joining Mohawk, Rob was with NCH Corporation where he served as Director of International Treasury and as a Division Controller. He began his career in the accounting department of Ingersoll-Rand Company.

Kuhns is a Certified Public Accountant. He earned a Bachelor’s degree in Accounting from Shippensburg University and a Masters of Business Administration from Southern Methodist University.

TopBuild is filing a current report on form 8-K with the Securities and Exchange Commission that includes additional information about the Company’s arrangement with Peterson after his retirement as CFO.

About TopBuild

TopBuild Corp., a Fortune 1000 Company headquartered in Daytona Beach, Florida, is a leading installer and distributor of insulation and building material products to the U.S. construction industry. We provide insulation and building material services nationwide through TruTeam®, which has approximately 235 branches, and through Service Partners® which distributes insulation and building material products from approximately 75 branches. We leverage our national footprint to gain economies of scale while capitalizing on our local market presence to forge strong relationships with our customers.  To learn more about TopBuild please visit our website at www.topbuild.com.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386-763-8801